EXHIBIT INDEX

(d)(6) Investment Management Services Agreement, dated Jan. 12, 2006, between Registrant, on behalf of RiverSource Emerging Markets Bond Fund, and RiverSource Investments, LLC.

(i) Opinion and consent of counsel as to the legality of the securities being registered.